Exhibit 99
Piper Sandler Companies Reports Record Fourth Quarter and Full Year 2021 Results;
Grows Full Year 2021 Net Revenues by Over 60% Year-Over-Year;
Declares Special Dividend of $4.50 Per Share and Increases Quarterly Dividend to $0.60 Per Share
MINNEAPOLIS—February 10, 2022—Piper Sandler Companies (NYSE: PIPR), a leading investment bank, today announced its results for the fourth quarter and full year of 2021.
"We had a fantastic finish to a record year with over $600 million of revenues for the fourth quarter and $2 billion of revenues on a full year basis, led by an outstanding year in corporate investment banking," said Chad R. Abraham, chairman and chief executive officer. "Beyond the record results, we remain focused on growth and returning capital to our shareholders. Including the $4.50 per share special dividend declared today, we will have returned $9.45 per share for 2021."

	Fourth Quarter 2021 Results						Full Year 2021 Results
	U.S. GAAP			Adjusted (1)			U.S. GAAP		Adjusted (1)
(Dollars in millions, except per share data)	Q4	vs.	vs.	Q4	vs.	vs.		vs.		vs.
	2021	Q3-21	Q4-20	2021	Q3-21	Q4-20	2021	2020	2021	2020
Net revenues	$648.2	45%	60%	$633.7	44%	59%	$2,031.1	64%	$1,980.5	60%
Pre-tax margin	26.1%	910 bps	870 bps	30.7%	440 bps	350 bps	21.7%	1,620 bps	27.8%	750 bps
Net income applicable to Piper Sandler Companies	$113.5	148%	169%	$142.2	72%	90%	$278.5	588%	$399.0	125%
Earnings per diluted common share	$6.54	144%	146%	$7.84	72%	88%	$16.43	504%	$21.92	119%
(1)A non-U.S. GAAP ("non-GAAP") measure. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." We believe that presenting our results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods.

FINANCIAL & BUSINESS HIGHLIGHTS
•Record net revenues for the fourth quarter of 2021 were driven by strong performances across our businesses.
•Advisory services revenues of $410 million for the fourth quarter of 2021 represent an all-time quarterly high with the financial services, diversified industrials & services, consumer, and chemicals teams all registering their strongest quarter on record.
•Municipal financing generated record revenues of $59 million for the fourth quarter of 2021, up 47% over the prior year quarter.
•For the full year of 2021, our results reflect strong execution and high demand for our services, as well as the benefits of our more scaled and diversified platform.
•Record net revenues of $2.0 billion for 2021 resulted from advisory services, corporate and municipal financing, and fixed income services all generating record full year revenues. Advisory services was a significant driver of growth with revenues exceeding $1.0 billion for the first time in our history, more than doubling 2020 revenues.
•Record profitability for 2021 resulted from pre-tax margin on a U.S. GAAP basis of 21.7% and adjusted operating margin of 27.8% which drove record earnings per diluted share of $16.43 on a U.S. GAAP basis and $21.92 on an adjusted, non-GAAP basis.
•In addition to strong absolute performance for 2021, we retained or grew market share in many of our businesses.
•Ranked No. 3 based on number of announced U.S. M&A deals with a reported value of less than $1 billion for 2021; ranked No. 1 in U.S. bank and thrift M&A based on number of announced transactions during 2021.
•Ranked in the top 3 for investment banks based on number of book run IPO and follow-on transactions completed for healthcare companies with sub-$5 billion of market cap.
•Ran the books on 62 deals raising $4.6 billion of debt for community and regional banks with less than $45 billion of assets, which accounts for 54% of the total debt raised in this market.
•Ranked as the No. 2 senior underwriter based on the number of nationwide municipal negotiated transactions during 2021.

STRATEGIC UPDATES
•On February 4, 2022, we completed the acquisition of Cornerstone Macro, an independent research firm that offers best-in-class macro research and equity derivatives trading to institutional investors.
•On January 5, 2022, we announced the acquisition of Stamford Partners LLP, a specialist M&A boutique offering investment banking services to European food & beverage and related consumer sectors, which is expected to close in the first half of 2022.

TALENT
•Added two investment banking managing directors to our technology practice during the quarter and one to our consumer franchise representing the ninth consecutive quarter of investment banking managing director headcount growth on a net basis.

CAPITAL
•Declared a special cash dividend of $4.50 per share of common stock and a quarterly cash dividend of $0.60 per share of common stock. Both dividends will be paid on March 11, 2022 to shareholders of record as of March 2, 2022.
•Total dividend of $9.45 per share related to fiscal year 2021 increased three-fold over 2020 and represents a 7% dividend yield.
•Returned an aggregate of $169.3 million to shareholders during 2021 through dividends and share repurchases.

U.S. GAAP SELECTED FINANCIAL DATA
The following summarizes our results on a U.S. GAAP basis.

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	% Change vs.		Dec. 31,	Dec. 31,	%
	2021	2021	2020	Q3-21	Q4-20	2021	2020	Change
Revenues
Advisory services	$410,456	$214,165	$169,282	92%	142%	$1,026,138	$443,327	131%
Corporate financing	65,195	79,065	87,181	-18%	-25%	362,797	295,333	23%
Municipal financing	58,744	42,373	39,953	39%	47%	164,284	119,816	37%
Investment banking	534,395	335,603	296,416	59%	80%	1,553,219	858,476	81%

Equity brokerage	41,898	34,062	39,509	23%	6%	154,067	161,445	-5%
Fixed income services	50,262	56,037	52,998	-10%	-5%	233,510	196,308	19%
Institutional brokerage	92,160	90,099	92,507	2%	—%	387,577	357,753	8%

Interest income	1,752	1,485	1,939	18%	-10%	6,967	13,164	-47%
Investment income	22,524	21,046	18,278	7%	23%	94,032	23,265	304%

Total revenues	650,831	448,233	409,140	45%	59%	2,041,795	1,252,658	63%

Interest expense	2,590	2,668	3,252	-3%	-20%	10,734	14,445	-26%

Net revenues	$648,241	$445,565	$405,888	45%	60%	$2,031,061	$1,238,213	64%

Non-interest expenses
Compensation and benefits	$397,727	$301,859	$266,118	32%	49%	$1,305,166	$877,462	49%
Non-compensation expenses	81,639	67,996	69,239	20%	18%	284,383	292,203	-3%
Total non-interest expenses	$479,366	$369,855	$335,357	30%	43%	$1,589,549	$1,169,665	36%

Income before income tax expense	$168,875	$75,710	$70,531	123%	139%	$441,512	$68,548	544%

Ratios and margin
Compensation ratio	61.4%	67.7%	65.6%			64.3%	70.9%
Non-compensation ratio	12.6%	15.3%	17.1%			14.0%	23.6%
Pre-tax margin	26.1%	17.0%	17.4%			21.7%	5.5%

Net income applicable to Piper Sandler Companies	$113,513	$45,721	$42,160	148%	169%	$278,514	$40,504	588%

Earnings per diluted common share	$6.54	$2.68	$2.66	144%	146%	$16.43	$2.72	504%

Revenues
For the fourth quarter of 2021, net revenues of $648.2 million increased 45% compared to the third quarter of 2021 and 60% compared to the fourth quarter of 2020.
Net revenues of $2.03 billion for the year ended December 31, 2021 increased 64% compared to the prior year.
Investment banking revenues of $534.4 million for the fourth quarter of 2021 increased 59% compared to the third quarter of 2021 and 80% compared to the fourth quarter of 2020. For the fourth quarter of 2021, investment banking generated 82% of total net revenues.
Investment banking revenues of $1.55 billion for 2021 increased 81% compared to the prior year. For 2021, investment banking generated 76% of total net revenues.
•Advisory services revenues of $410.5 million for the fourth quarter of 2021 represent the strongest quarter on record and include broad contributions from all of our industry and product teams. Revenues for the current quarter increased 92% compared to the third quarter of 2021 and 142% compared to the fourth quarter of 2020 driven by a higher average fee and more completed deals.
Advisory services revenues of $1.03 billion for 2021 represent a record year and an increase of 131% compared to 2020. Most of our industry and product teams registered record performance driven by the significant market recovery in M&A activity, strong relative performance and the focused investments we have made to grow our advisory platform.
•Corporate financing revenues of $65.2 million for the fourth quarter of 2021 decreased 18% compared to the third quarter of 2021 and 25% compared to the fourth quarter of 2020. Consistent with the market, our financing activity during the current quarter moderated from the sequential quarter. Our performance reflects solid contributions from healthcare, financial services, consumer and technology.
For the year ended December 31, 2021, record corporate financing revenues of $362.8 million increased 23% compared to 2020. Market conditions remained favorable for most of the year leading to record capital raising activity. Our performance during the year was led by our book run healthcare franchise, and includes meaningful contributions from financial services, technology and consumer.
•Municipal financing revenues of $58.7 million for the fourth quarter of 2021 represent a quarterly record and increased 39% compared to the third quarter of 2021 and 47% compared to the fourth quarter of 2020. Our performance for the current quarter was led by our specialty sectors which continue to experience strong issuance activity and investor demand.
Record municipal financing revenues of $164.3 million for 2021 increased 37% compared to 2020 driven by strong execution within our governmental business and specialty sectors, as well as market share gains and robust market issuance.
Institutional brokerage revenues of $92.2 million for the fourth quarter of 2021 increased 2% compared to the third quarter of 2021 and were consistent with the fourth quarter of 2020. For the fourth quarter of 2021, institutional brokerage generated 14% of total net revenues.
For the full year of 2021, institutional brokerage revenues of $387.6 million increased 8% compared to 2020. Institutional brokerage generated 19% of total net revenues for 2021.
•Equity brokerage revenues of $41.9 million for the fourth quarter of 2021 increased 23% compared to the third quarter of 2021 and 6% compared to the fourth quarter of 2020. As anticipated, volumes and volatility remained elevated during the fourth quarter of 2021 leading to increased client activity compared to the prior periods.
Equity brokerage revenues of $154.1 million for the full year of 2021 decreased 5% compared to 2020 which benefited from pandemic-related volatility and volumes.
•Fixed income services revenues of $50.3 million for the fourth quarter of 2021 decreased 10% compared to the third quarter of 2021 and 5% compared to the fourth quarter of 2020. The changing rate outlook continues to drive a pause in activity for some of our clients.
For the year, record fixed income services revenues of $233.5 million increased 19% compared to 2020 as activity was more robust among our financial services clients.

Investment income of $22.5 million for the fourth quarter of 2021 increased 7% compared to the third quarter of 2021 and 23% compared to the fourth quarter of 2020. Investment income of $94.0 million for the full year of 2021 increased 304% compared to the prior year. The current and prior periods include amounts attributable to noncontrolling interests. Investment income for the current and prior periods primarily related to gains recorded in our merchant banking portfolio.
Non-Interest Expenses
For the fourth quarter of 2021, non-interest expenses of $479.4 million increased 30% compared to the third quarter of 2021 and 43% compared to the fourth quarter of 2020.
For the year ended December 31, 2021, non-interest expenses of $1.59 billion increased 36% compared to the prior year.
•Compensation ratio of 61.4% for the fourth quarter of 2021 decreased compared to the third quarter of 2021 and the fourth quarter of 2020 as a result of higher net revenues and a strong finish to the year. In addition, the compensation ratio for the third quarter of 2021 included a cumulative adjustment to acquisition-related compensation expense related to the earn out associated with the acquisition of The Valence Group.
Compensation ratio of 64.3% for the full year of 2021 decreased compared to 2020 resulting from higher net revenues.
•Non-compensation expenses of $81.6 million for the fourth quarter of 2021 increased 20% compared to the third quarter of 2021 and 18% compared to the fourth quarter of 2020. Non-compensation expenses increased compared to both of the prior periods driven by increased marketing and business development expenses related to employee travel and higher outside services expenses associated with business expansion, as well as increased variable costs associated with higher revenue and profitability. Compared to the fourth quarter of 2020, the increase in non-compensation expenses was offset in part by reduced acquisition-related intangible asset amortization and restructuring and integration costs.
For the year ended December 31, 2021, non-compensation expenses of $284.4 million decreased 3% compared to the prior year primarily driven by lower acquisition-related non-compensation expenses and restructuring and integration costs, offset in part by higher marketing and business development expenses related to employee travel.
Pre-Tax Income
For the fourth quarter of 2021, we recorded pre-tax income of $168.9 million compared to $75.7 million for the third quarter of 2021 and $70.5 million for the fourth quarter of 2020.
Pre-tax income of $441.5 million for the full year of 2021 increased 544% compared to the prior year.
•Pre-tax margin of 26.1% for the fourth quarter of 2021 increased compared to 17.0% for the third quarter of 2021 and 17.4% for the fourth quarter of 2020 resulting from higher net revenues and a lower compensation ratio.
For the full year of 2021, pre-tax margin of 21.7% increased compared to 5.5% for the prior year demonstrating the leverage in our business at this record level of net revenues.
Net Income & Earnings Per Share
For the fourth quarter of 2021, we generated record net income of $113.5 million, or $6.54 per diluted common share. Results for the current quarter increased compared to the third quarter of 2021 and the fourth quarter of 2020 driven by increased net revenues and a higher pre-tax margin.
For the year ended December 31, 2021, we generated record net income of $278.5 million, or $16.43 per diluted common share. Results for the current year increased more than six-fold compared to 2020, highlighting the earnings power of our platform at robust revenue levels.

NON-GAAP SELECTED FINANCIAL DATA
The following summarizes our results on an adjusted, non-GAAP basis.

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	% Change vs.		Dec. 31,	Dec. 31,	%
	2021	2021	2020	Q3-21	Q4-20	2021	2020	Change
Adjusted net revenues
Advisory services	$410,456	$214,165	$169,282	92%	142%	$1,026,138	$443,327	131%
Corporate financing	65,195	79,065	87,181	-18%	-25%	362,797	295,333	23%
Municipal financing	58,744	42,373	39,953	39%	47%	164,284	119,816	37%
Investment banking	534,395	335,603	296,416	59%	80%	1,553,219	858,476	81%

Equity brokerage	41,898	34,062	39,509	23%	6%	154,067	161,445	-5%
Fixed income services	50,262	56,037	52,998	-10%	-5%	233,510	196,308	19%
Institutional brokerage	92,160	90,099	92,507	2%	—%	387,577	357,753	8%

Interest income	1,752	1,485	1,939	18%	-10%	6,967	13,164	-47%
Investment income	6,262	13,593	9,489	-54%	-34%	34,982	10,384	237%

Total revenues	634,569	440,780	400,351	44%	59%	1,982,745	1,239,777	60%

Interest expense	866	450	779	92%	11%	2,288	4,817	-53%

Adjusted net revenues	$633,703	$440,330	$399,572	44%	59%	$1,980,457	$1,234,960	60%

Adjusted operating expenses
Adjusted compensation and benefits	$370,148	$265,120	$237,865	40%	56%	$1,188,371	$764,066	56%
Adjusted non-compensation expenses	68,836	59,186	53,086	16%	30%	242,134	220,606	10%
Adjusted operating expenses	$438,984	$324,306	$290,951	35%	51%	$1,430,505	$984,672	45%

Adjusted operating income	$194,719	$116,024	$108,621	68%	79%	$549,952	$250,288	120%

Adjusted ratios and margin
Adjusted compensation ratio	58.4%	60.2%	59.5%			60.0%	61.9%
Adjusted non-compensation ratio	10.9%	13.4%	13.3%			12.2%	17.9%
Adjusted operating margin	30.7%	26.3%	27.2%			27.8%	20.3%

Adjusted net income	$142,175	$82,814	$74,961	72%	90%	$399,037	$177,555	125%

Adjusted earnings per diluted common share	$7.84	$4.55	$4.17	72%	88%	$21.92	$10.02	119%
Throughout this press release, including the table above, we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The non-GAAP financial measures include adjustments to exclude: (1) revenues and expenses related to noncontrolling interests, (2) interest expense on long-term financing, (3) amortization of intangible assets related to acquisitions, (4) compensation and non-compensation expenses from acquisition-related agreements and (5) acquisition-related restructuring and integration costs. The adjusted weighted average diluted shares outstanding used in the calculation of non-GAAP earnings per diluted common share contains an adjustment to include the common shares for unvested restricted stock awards with service conditions granted pursuant to the acquisitions of Sandler O'Neill, The Valence Group and TRS Advisors LLC. Management believes that presenting results and measures on this adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Adjusted Net Revenues
For the fourth quarter of 2021, record adjusted net revenues of $633.7 million increased 44% compared to the third quarter of 2021 and 59% compared to the fourth quarter of 2020. Adjusted net revenues for the current quarter were driven by record advisory services and municipal financing revenues, with solid contributions from corporate financing and both brokerage businesses. For the fourth quarter of 2021, investment banking generated 84% of total adjusted net revenues and institutional brokerage generated 15%.
Record adjusted net revenues of $1.98 billion for the full year of 2021 increased 60% compared to the prior year. Adjusted net revenues for the current year were driven by record performances from across our scaled and diverse corporate investment banking platform and our municipal financing and fixed income businesses, as well as strong equity brokerage results. For the full year of 2021, investment banking generated 78% of total adjusted net revenues and institutional brokerage generated 20%.
Adjusted Operating Expenses
For the fourth quarter of 2021, adjusted operating expenses of $439.0 million increased 35% compared to the third quarter of 2021 and 51% compared to the fourth quarter of 2020.
Adjusted operating expenses of $1.43 billion for the year ended December 31, 2021 increased 45% compared to 2020.
•Adjusted compensation ratio of 58.4% for the fourth quarter of 2021 decreased compared to 60.2% for the third quarter of 2021 and 59.5% for the fourth quarter of 2020. The adjusted compensation ratio for the current quarter was lower compared to the prior periods driven by our record performance.
Adjusted compensation ratio of 60.0% for the full year of 2021 decreased compared to 61.9% for 2020 as a result of higher net revenues.
•Adjusted non-compensation expenses of $68.8 million for the fourth quarter of 2021 increased 16% compared to the third quarter of 2021 and 30% compared to the fourth quarter of 2020. Non-compensation expenses increased compared to both of the prior periods resulting from increased marketing and business development expenses related to employee travel and higher outside services expenses associated with business expansion, as well as increased variable costs associated with higher revenue and profitability. In addition, non-compensation expenses increased compared to the fourth quarter of 2020 due to higher deal-related expenses.
Adjusted non-compensation expenses of $242.1 million for the full year of 2021 increased 10% compared to the prior year driven primarily by higher marketing and business development expenses related to the resumption of employee travel and increased outside services expenses associated with business expansion, as well as higher reimbursed deal costs.
Adjusted Operating Income
For the fourth quarter of 2021, adjusted operating income of $194.7 million increased 68% compared to the third quarter of 2021 and 79% compared to the fourth quarter of 2020.
Adjusted operating income of $550.0 million for the year ended December 31, 2021 increased 120% compared to the prior year.
•Adjusted operating margin of 30.7% for the fourth quarter of 2021 increased compared to 26.3% for the third quarter of 2021 and 27.2% for the fourth quarter of 2020 driven by higher adjusted net revenues and a lower adjusted compensation ratio.
For the full year of 2021, adjusted operating margin of 27.8% increased compared to 20.3% for 2020 resulting from higher adjusted net revenues and a lower adjusted compensation ratio.
Adjusted Net Income & Adjusted Earnings Per Share
For the fourth quarter of 2021, we generated record adjusted net income of $142.2 million, or $7.84 of adjusted earnings per diluted common share. Results for the current quarter increased compared to the third quarter of 2021 and the fourth quarter of 2020 driven by higher adjusted net revenues and a higher adjusted operating margin.
For the year ended December 31, 2021, we generated record adjusted net income of $399.0 million, or $21.92 of adjusted earnings per diluted common share. Results for the current year more than doubled compared to 2020 illustrating the earnings power of our platform.

COMPLETED DEAL INFORMATION
The following summarizes information on deals closed during the periods presented.

	Three Months Ended					Twelve Months Ended
(Dollars in billions)	Dec. 31,	Sept. 30,	Dec. 31,	% Change vs.		Dec. 31,	Dec. 31,	%
	2021	2021	2020	Q3-21	Q4-20	2021	2020	Change
Advisory services
M&A and restructuring transactions	99	68	51	46%	94%	274	167	64%
Capital advisory transactions	46	31	43	48%	7%	145	105	38%

Corporate financings
Total equity transactions	45	50	40	-10%	13%	214	137	56%
Book run equity transactions	33	29	29	14%	14%	141	99	42%
Total debt and preferred transactions	12	16	13	-25%	-8%	53	58	-9%
Book run debt and preferred transactions	6	8	9	-25%	-33%	26	37	-30%

Municipal negotiated issues
Aggregate par value	$5.1	$5.3	$4.8	-4%	6%	$18.4	$19.1	-4%
Total issues	211	231	253	-9%	-17%	933	855	9%
TAXES
Our non-GAAP effective tax rate was 26.3% for both the fourth quarter and full year of 2021, within our expected range of 26% to 28%.
Our non-GAAP effective tax rate was 29.4% for the fourth quarter of 2020 and 26.2% for the year ended December 31, 2020. The non-GAAP effective tax rate was lower for the year-to-date period as we recorded tax benefits of $3.5 million primarily related to the Coronavirus Aid, Relief and Economic Security Act. Excluding the impact of these tax benefits, our non-GAAP effective tax rate was 27.7% for the year ended December 31, 2020.
CAPITAL
Dividends
On February 10, 2022, our Board of Directors declared a special cash dividend on the company's common stock of $4.50 per share related to our financial results for fiscal year 2021 to be paid on March 11, 2022, to shareholders of record as of the close of business on March 2, 2022. Including this special cash dividend, our total dividend related to fiscal year 2021 amounts to $9.45 per share, or a payout ratio of 43.1% of adjusted net income.
In addition, on February 10, 2022, our Board of Directors declared a quarterly cash dividend on the company's common stock of $0.60 per share to be paid on March 11, 2022, to shareholders of record as of the close of business on March 2, 2022. This quarterly dividend represents a 60% increase compared to the pre-pandemic dividend of $0.375 per share.
During the fourth quarter of 2021, we paid a quarterly cash dividend of $0.55 per share and a special cash dividend of $3.00 per share on the company's common stock, totaling $50.2 million. For the full year of 2021, we returned an aggregate of $99.4 million, or $6.80 per share, to shareholders through quarterly and special cash dividends.
Share Repurchases
During the fourth quarter of 2021, we repurchased approximately 8,000 shares at an average price of $181.75 per share.
During 2021, we repurchased approximately 418,000 shares, at an average price of $125.03 per share, pursuant to our share repurchase authorization. We also repurchased approximately 154,000 shares of the company's common stock at an average price of $114.53 per share, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations. The aggregate amount of approximately 572,000 shares, or $69.9 million, were repurchased at an average price of $122.20 per share.

ADDITIONAL INFORMATION

	Dec. 31,	Sept. 30,	Dec. 31,
	2021	2021	2020
Human Capital
Full-time employees	1,665	1,669	1,511
Investment banking managing directors	148	146	138

Shareholder Information (amounts in millions)
Common shareholders’ equity	$1,062.2	$980.2	$829.4

Common shares outstanding	14.1	14.1	13.8
Restricted shares outstanding	3.8	3.8	4.3
Total shares outstanding	17.9	17.9	18.1
Conference Call with Management
Chad R. Abraham, chairman and chief executive officer; Debbra L. Schoneman, president; and Timothy L. Carter, chief financial officer, will host a conference call to discuss the financial results on Thursday, February 10, 2022, at 9 a.m. Eastern Time (8 a.m. Central Time). Participants can access the call by dialing 888-810-0209 (toll-free domestic) or 706-902-1361 (international) and referencing reservation number: 9315948. Callers should dial in at least 15 minutes prior to the call time. A live audio webcast of the call will be available through the company's website at www.pipersandler.com.
A recording of the conference call will be available for replay approximately three hours following the completion of the live call. Participants can listen to the recording by dialing 855-859-2056 and referencing reservation number: 9315948. A replay of the audio webcast will also be available through the company’s website referenced above.
About Piper Sandler
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in Europe through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Ltd., authorized and regulated by the Securities and Futures Commission. Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates.
© 2022 Piper Sandler Companies. Since 1895. 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036
Investor Relations Contact
Tim Carter
Tel: 612 303-5607
investorrelations@psc.com

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about the outlook for future periods for corporate advisory (i.e., M&A), capital markets, and public finance transactions (including our performance in specific sectors), current deal pipelines (or backlogs), the scope and impact of COVID-19, the financial performance of pending and completed transactions (i.e., Stamford Partners LLP, Cornerstone Macro, TRS Advisors, The Valence Group, and Sandler O'Neill), areas of potential growth and market share gains for the company, economic and market conditions (including the outlook for equity markets, CEO confidence, municipal issuance, and the interest rate environment), our recruiting pipeline, the state of our equity and fixed income brokerage businesses, anticipated financial results for future periods (including expectations regarding revenue levels, non-compensation expenses, effective tax rate, compensation ratio, compensation and benefits expense, operating margins, return on equity, and earnings per share), our strategic priorities, including growth of investment banking and focus on private equity clients within investment banking, the payment of our quarterly and special dividends to our shareholders, our share repurchase program, the expected benefits and integration of our pending acquisition of Stamford Partners LLP and our recently completed acquisitions of Cornerstone Macro, TRS Advisors, The Valence Group, and Sandler O'Neill, or other similar matters.
Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:
•revenues from corporate advisory (i.e., M&A) engagements and equity and debt financings may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;
•the duration, extent and severity of the ongoing COVID-19 pandemic, including its impacts across our business, operations and employees and on economies and markets more generally;
•the expected benefits of our pending acquisition of Stamford Partners LLP and our recently completed acquisitions of Cornerstone Macro, TRS Advisors, The Valence Group, and Sandler O'Neill may take longer than anticipated to achieve or may not be achieved in their entirety or at all, and will in part depend on our ability to retain and hire key personnel, and the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations;
•market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;
•the volume of anticipated transactions – including corporate advisory (i.e., M&A), equity financing, and debt financing – and the corresponding revenues from the transactions may vary from quarter to quarter significantly, particularly if there is a decline in macroeconomic conditions or the financial markets;
•interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets; and
•our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2020, and updated in our subsequent reports filed with the SEC (available at our Web site at www.pipersandler.com and at the SEC Web site at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
###

Piper Sandler Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
(Amounts in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	4Q '21	4Q '21	Dec. 31,	Dec. 31,	Percent
	2021	2021	2020	vs. 3Q '21	vs. 4Q '20	2021	2020	Inc/(Dec)
Revenues:
Investment banking	$534,395	$335,603	$296,416	59.2%	80.3%	$1,553,219	$858,476	80.9%
Institutional brokerage	92,160	90,099	92,507	2.3	(0.4)	387,577	357,753	8.3
Interest income	1,752	1,485	1,939	18.0	(9.6)	6,967	13,164	(47.1)
Investment income	22,524	21,046	18,278	7.0	23.2	94,032	23,265	304.2
Total revenues	650,831	448,233	409,140	45.2	59.1	2,041,795	1,252,658	63.0

Interest expense	2,590	2,668	3,252	(2.9)	(20.4)	10,734	14,445	(25.7)

Net revenues	648,241	445,565	405,888	45.5	59.7	2,031,061	1,238,213	64.0

Non-interest expenses:
Compensation and benefits	397,727	301,859	266,118	31.8	49.5	1,305,166	877,462	48.7
Outside services	16,938	10,736	10,644	57.8	59.1	45,942	38,377	19.7
Occupancy and equipment	14,721	14,483	14,651	1.6	0.5	56,946	54,007	5.4
Communications	11,551	10,623	10,459	8.7	10.4	44,008	44,358	(0.8)
Marketing and business development	8,169	5,552	308	47.1	N/M	20,902	13,472	55.2
Deal-related expenses	10,805	10,975	8,385	(1.5)	28.9	42,921	38,072	12.7
Trade execution and clearance	4,509	3,637	3,805	24.0	18.5	16,533	18,934	(12.7)
Restructuring and integration costs	842	314	3,537	168.2	(76.2)	4,724	10,755	(56.1)
Intangible asset amortization	7,520	7,520	11,606	—	(35.2)	30,080	44,728	(32.7)
Other operating expenses	6,584	4,156	5,844	58.4	12.7	22,327	29,500	(24.3)
Total non-interest expenses	479,366	369,855	335,357	29.6	42.9	1,589,549	1,169,665	35.9

Income before income tax expense	168,875	75,710	70,531	123.1	139.4	441,512	68,548	544.1

Income tax expense	43,292	23,512	20,592	84.1	110.2	111,144	19,192	479.1

Net income	125,583	52,198	49,939	140.6	151.5	330,368	49,356	569.4

Net income applicable to noncontrolling interests	12,070	6,477	7,779	86.4	55.2	51,854	8,852	485.8

Net income applicable to Piper Sandler Companies	$113,513	$45,721	$42,160	148.3%	169.2%	$278,514	$40,504	587.6%

Earnings per common share
Basic	$8.04	$3.22	$3.07	149.7%	161.9%	$19.52	$2.94	563.9%
Diluted	$6.54	$2.68	$2.66	144.0%	145.9%	$16.43	$2.72	504.0%

Dividends declared per common share	$3.55	$0.55	$0.38	545.5%	834.2%	$6.80	$2.00	240.0%

Weighted average common shares outstanding
Basic	14,119	14,213	13,755	(0.7)%	2.6%	14,265	13,781	3.5%
Diluted	17,357	17,047	15,860	1.8%	9.4%	16,955	14,901	13.8%
N/M — Not meaningful

Piper Sandler Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q '21	4Q '21	Dec. 31,	Dec. 31,	Percent
(Amounts in thousands, except per share data)	2021	2021	2020	vs. 3Q '21	vs. 4Q '20	2021	2020	Inc/(Dec)
Revenues:
Investment banking	$534,395	$335,603	$296,416	59.2%	80.3%	$1,553,219	$858,476	80.9%
Institutional brokerage	92,160	90,099	92,507	2.3	(0.4)	387,577	357,753	8.3
Interest income	1,752	1,485	1,939	18.0	(9.6)	6,967	13,164	(47.1)
Investment income	6,262	13,593	9,489	(53.9)	(34.0)	34,982	10,384	236.9
Total revenues	634,569	440,780	400,351	44.0	58.5	1,982,745	1,239,777	59.9

Interest expense	866	450	779	92.4	11.2	2,288	4,817	(52.5)

Adjusted net revenues (2)	$633,703	$440,330	$399,572	43.9%	58.6%	$1,980,457	$1,234,960	60.4%

Non-interest expenses:
Adjusted compensation and benefits (3)	$370,148	$265,120	$237,865	39.6%	55.6%	$1,188,371	$764,066	55.5%
Ratio of adjusted compensation and benefits to adjusted net revenues	58.4%	60.2%	59.5%			60.0%	61.9%

Adjusted non-compensation expenses (4)	$68,836	$59,186	$53,086	16.3%	29.7%	$242,134	$220,606	9.8%
Ratio of adjusted non-compensation expenses to adjusted net revenues	10.9%	13.4%	13.3%			12.2%	17.9%

Adjusted operating income (5)	$194,719	$116,024	$108,621	67.8%	79.3%	$549,952	$250,288	119.7%
Adjusted operating margin (6)	30.7%	26.3%	27.2%			27.8%	20.3%

Interest expense on long-term financing	1,724	2,218	2,473	(22.3)	(30.3)	8,446	9,628	(12.3)

Adjusted income before adjusted income tax expense (7)	$192,995	$113,806	$106,148	69.6%	81.8%	$541,506	$240,660	125.0%

Adjusted income tax expense (8)	50,820	30,992	31,187	64.0	63.0	142,469	63,105	125.8

Adjusted net income (9)	$142,175	$82,814	$74,961	71.7%	89.7%	$399,037	$177,555	124.7%
Effective tax rate (10)	26.3%	27.2%	29.4%			26.3%	26.2%

Adjusted earnings per diluted common share	$7.84	$4.55	$4.17	72.3%	88.0%	$21.92	$10.02	118.8%

Adjusted weighted average diluted common shares outstanding (11)	18,141	18,192	17,968	(0.3)%	1.0%	18,206	17,715	2.8%
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2021	2021	2020	2021	2020
Net revenues:
Net revenues – U.S. GAAP basis	$648,241	$445,565	$405,888	$2,031,061	$1,238,213
Adjustments:
Revenue related to noncontrolling interests (12)	(16,262)	(7,453)	(8,789)	(59,050)	(12,881)
Interest expense on long-term financing	1,724	2,218	2,473	8,446	9,628
Adjusted net revenues	$633,703	$440,330	$399,572	$1,980,457	$1,234,960

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$397,727	$301,859	$266,118	$1,305,166	$877,462
Adjustment:
Compensation from acquisition-related agreements	(27,579)	(36,739)	(28,253)	(116,795)	(113,396)
Adjusted compensation and benefits	$370,148	$265,120	$237,865	$1,188,371	$764,066

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$81,639	$67,996	$69,239	$284,383	$292,203
Adjustments:
Non-compensation expenses related to noncontrolling interests (12)	(4,192)	(976)	(1,010)	(7,196)	(4,029)
Acquisition-related restructuring and integration costs	(842)	(314)	(3,537)	(4,724)	(10,755)
Amortization of intangible assets related to acquisitions	(7,520)	(7,520)	(11,606)	(30,080)	(44,728)
Non-compensation expenses from acquisition-related agreements	(249)	—	—	(249)	(12,085)
Adjusted non-compensation expenses	$68,836	$59,186	$53,086	$242,134	$220,606

Income before income tax expense:
Income before income tax expense – U.S. GAAP basis	$168,875	$75,710	$70,531	$441,512	$68,548
Adjustments:
Revenue related to noncontrolling interests (12)	(16,262)	(7,453)	(8,789)	(59,050)	(12,881)
Interest expense on long-term financing	1,724	2,218	2,473	8,446	9,628
Non-compensation expenses related to noncontrolling interests (12)	4,192	976	1,010	7,196	4,029
Compensation from acquisition-related agreements	27,579	36,739	28,253	116,795	113,396
Acquisition-related restructuring and integration costs	842	314	3,537	4,724	10,755
Amortization of intangible assets related to acquisitions	7,520	7,520	11,606	30,080	44,728
Non-compensation expenses from acquisition-related agreements	249	—	—	249	12,085
Adjusted operating income	$194,719	$116,024	$108,621	$549,952	$250,288
Interest expense on long-term financing	(1,724)	(2,218)	(2,473)	(8,446)	(9,628)
Adjusted income before adjusted income tax expense	$192,995	$113,806	$106,148	$541,506	$240,660

Income tax expense:
Income tax expense – U.S. GAAP basis	$43,292	$23,512	$20,592	$111,144	$19,192
Tax effect of adjustments:
Compensation from acquisition-related agreements	5,648	5,793	6,817	23,646	27,456
Acquisition-related restructuring and integration costs	208	78	834	1,180	2,043
Amortization of intangible assets related to acquisitions	1,609	1,609	2,944	6,436	11,345
Non-compensation expenses from acquisition-related agreements	63	—	—	63	3,069
Adjusted income tax expense	$50,820	$30,992	$31,187	$142,469	$63,105

Continued on next page

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2021	2021	2020	2021	2020
Net income applicable to Piper Sandler Companies:
Net income applicable to Piper Sandler Companies – U.S. GAAP basis	$113,513	$45,721	$42,160	$278,514	$40,504
Adjustments:
Compensation from acquisition-related agreements	21,931	30,946	21,436	93,149	85,940
Acquisition-related restructuring and integration costs	634	236	2,703	3,544	8,712
Amortization of intangible assets related to acquisitions	5,911	5,911	8,662	23,644	33,383
Non-compensation expenses from acquisition-related agreements	186	—	—	186	9,016
Adjusted net income	$142,175	$82,814	$74,961	$399,037	$177,555

Earnings per diluted common share:
Earnings per diluted common share – U.S. GAAP basis	$6.54	$2.68	$2.66	$16.43	$2.72
Adjustment for inclusion of unvested acquisition-related stock	(0.35)	(0.31)	(0.55)	(1.62)	(1.89)
	$6.19	$2.37	$2.11	$14.81	$0.83
Adjustments:
Compensation from acquisition-related agreements	1.26	1.82	1.34	5.49	5.76
Acquisition-related restructuring and integration costs	0.04	0.01	0.17	0.21	0.58
Amortization of intangible assets related to acquisitions	0.34	0.35	0.55	1.40	2.24
Non-compensation expenses from acquisition-related agreements	0.01	—	—	0.01	0.61
Adjusted earnings per diluted common share	$7.84	$4.55	$4.17	$21.92	$10.02

Weighted average diluted common shares outstanding:
Weighted average diluted common shares outstanding – U.S. GAAP basis	17,357	17,047	15,860	16,955	14,901
Adjustment:
Unvested acquisition-related restricted stock with service conditions	784	1,145	2,108	1,251	2,814
Adjusted weighted average diluted common shares outstanding	18,141	18,192	17,968	18,206	17,715

This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Sandler Companies
Notes to Non-GAAP Financial Schedules
(1)Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(2)A non-GAAP measure which excludes (a) revenues related to noncontrolling interests (see (12) below) and (b) interest expense on long-term financing.
(3)A non-GAAP measure which excludes compensation expense from acquisition-related agreements.
(4)A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (12) below), (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) non-compensation expenses from acquisition-related agreements.
(5)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (12) below), (b) interest expense on long-term financing, (c) compensation and non-compensation expenses from acquisition-related agreements, (d) acquisition-related restructuring and integration costs and (e) amortization of intangible assets related to acquisitions.
(6)A non-GAAP measure which represents adjusted operating income as a percentage of adjusted net revenues.
(7)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (12) below), (b) compensation and non-compensation expenses from acquisition-related agreements, (c) acquisition-related restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.
(8)A non-GAAP measure which excludes the income tax benefit from (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs and (c) amortization of intangible assets related to acquisitions.
(9)A non-GAAP measure which represents net income earned by Piper Sandler Companies excluding (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) the income tax expense allocated to the adjustments.
(10)A non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted income tax expense and the denominator of which is adjusted income before adjusted income tax expense.
(11)A non-GAAP measure which assumes the vesting of acquisition-related restricted stock with service conditions.
(12)Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.